As filed with the Securities and Exchange Commission on July 12, 2005

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ADVENTRX Pharmaceuticals, Inc.. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-1318182 (IRS employer identification no.)

6725 Mesa Ridge Road, Suite 100
San Diego, California 92121
(858) 552-0866
(Address of principal executive offices)

2005 Equity Incentive Plan
2005 Employee Stock Purchase Plan
(Full title of the plan)

Carrie E. Carlander
Chief Financial Officer
ADVENTRX Pharmaceuticals, Inc.
6725 Mesa Ridge Road, Suite 100
San Diego, California 92121
(Name and address of agent for service)

               (858) 552-0866
(Telephone number, including
area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee (4)
Common Stock, par value $0.001 per share
To be issued upon exercise of options to be granted under the 2005 Equity Incentive Plan	6,000,000	$2.50/2.30	(2)	$13,820,000	$1,627
To be issued under the 2005 Employee Stock Purchase Plan	1,000,000	$2.30	(3)	$2,300,000	$271
TOTAL:					$1,898

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(2)
As to options for 100,000 shares, based on a value of $2.50 per share.  As to the remaining 5,900,000 shares, estimated solely for purposes of calculating the amount of the registration fee. The estimate is made pursuant to Rule 457(c) of the Securities Act.

(3)	Estimated solely for purposes of calculating the amount of the registration fee. The estimate is made pursuant to Rule 457(c) of the Securities Act.
(4)	Calculated pursuant to Section 6(b) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information required in Part I will be sent or given to employees participating in the Plans, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation Of Documents By Reference.

The following documents filed by ADVENTRX Pharmaceuticals, Inc.. (the “Registrant”) with the Commission pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(a)
The section entitled “Description of Registrant’s Securities” contained in the Registrant’s Registration Statement on Form 8-A (file No. 001-32157) filed with the Commission on April 27, 2004, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

(b)	The Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2005;
(c)	The Proxy Statement on Schedule 14A filed with the SEC on April 25, 2005, a revised version of which was filed with the SEC on May 20, 2005;
(d)	The Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 filed with the SEC on May 16, 2005;
(e)	The Current Report on Form 8-K filed with the SEC on January 26, 2005;
(f)	The Current Report on Form 8-K filed with the SEC on March 7, 2005;
(g)	The Current Report on Form 8-K filed with the SEC on March 30, 2005;
(h)	The Current Report on Form 8-K filed with the SEC on April 5, 2005;
(i)	The Current Report on Form 8-K filed with the SEC on April 11, 2005;
(j)	The Current Report on Form 8-K filed with the SEC on April 15, 2005;
(k)	The Current Report on Form 8-K filed with the SEC on April 19, 2005;
(l)	The Current Report on Form 8-K filed with the SEC on April 25, 2005;
(m)	The Current Report on Form 8-K filed with the SEC on May 2, 2005;
(n)	The Current Report on Form 8-K filed with the SEC on May 16, 2005;
(o)	The Current Report on Form 8-K filed with the SEC on June 10, 2005; and
(p)	The Current Report on Form 8-K filed with the SEC on July 6, 2005.

In addition, all documents filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description Of Securities.

Not applicable.

Item 5. Interests Of Named Experts And Counsel.

The validity of the common stock being offered hereby will be passed upon for the Registrant by Bingham McCutchen LLP, San Francisco, California. To our knowledge, no partner or employee of this firm is a holder of Common Stock of the Registrant or otherwise has a substantial interest in the Registrant.

Item 6. Indemnification Of Directors And Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

As permitted by the DGCL, the Registrant’s bylaws provide that the Registrant shall indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by law. The bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability arising out of his or her actions in that capacity if he or she is serving at the Registrant’s request. The Registrant has obtained officer and director liability insurance with respect to liabilities arising out of various matters, including matters arising under the Securities Act.
The Registrant’s certificate of incorporation, as amended, provides that the Registrant shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Registrant or any predecessor of the Registrant, or serves or served at any other enterprise as a director or officer at the request of the Registrant or any predecessor to the Registrant.

The Registrant has entered into agreements with its directors that, among other things, indemnify them for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by or in the right of the Registrant, arising out of the person’s services as a director or officer of the Registrant or any other company or enterprise to which the person provides services at the Registrant’s request.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit	Description
4.1	Specimen common stock certificate
5.1	Opinion of Bingham McCutchen LLP as to the legality of the securities being registered
10.1	2005 Equity Incentive Plan
10.2	Form of Stock Option Agreement under the 2005 Equity Incentive Plan
10.3	2005 Employee Stock Purchase Plan
10.4	Form of Subscription Agreement under the 2005 Employee Stock Purchase Plan
23.1	Consent of Bingham McCutchen LLP (included in Exhibit 5.1)
23.2	Consent of J.H. Cohn, LLP
24.1	Power of Attorney (included in signature pages to this Registration Statement)

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, state of California, on the 12 day of July, 2005.

ADVENTRX Pharmaceuticals, Inc.

By:   /s/ Evan Levine

Evan Levine
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 12 day of July, 2005.

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Evan M. Levine and Carrie E. Carlander, and each one of them, acting individually and without the other, as his or her attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

/s/ Evan M. Levine	Chief Executive Officer, President, Chief Operating Officer,
Evan M. Levine	Secretary and Vice Chairman (Principal Executive Officer)

/s/ Carrie E. Carlander	Chief Financial Officer, Vice President, Finance and Treasurer
Carrie E. Carlander	(Principal Financial and Accounting Officer)

/s/ M.Ross Johnson	Chairman
M. Ross Johnson

/s/ Michael M. Goldberg	Director
Michael M. Goldberg

/s/ Mark J. Pykett	Director
Mark J. Pykett

/s/ Mark Bagnall	Director
Mark Bagnall

EXHIBIT INDEX

Exhibit	Description
4.1	Specimen common stock certificate for shares of Common Stock
5.1	Opinion of Bingham McCutchen LLP as to the legality of the securities being registered
10.1	2005 Equity Incentive Plan
10.2	Form of Stock Option Agreement under the 2005 Equity Incentive Plan
10.3	2005 Employee Stock Purchase Plan
10.4	Form of Subscription Agreement under the 2005 Employee Stock Purchase Plan
23.1	Consent of Bingham McCutchen LLP (included in Exhibit 5.1)
23.2	Consent of J.H. Cohn, LLP
24.1	Power of Attorney (included in signature pages to this Registration Statement)